Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

N-2

Pearl Diver Credit Co Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock, $0.001 par value per share	(1)	457(o)		$	$99,000,000.00	0.0001531	$15,156.90
Fees Previously Paid	Equity	Common Stock, $0.001 par value per share	(2)	457(o)		$	$1,000,000.00	0.0001531	$153.10

Total Offering Amounts:							$100,000,000.00		15,310.00
Total Fees Previously Paid:									153.00
Total Fee Offsets:									0.00
Net Fee Due:									$15,157.00

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Offering Note(s)

(1)	Estimated solely for purposes of calculating the registration fee, pursuant to Rule 457(o) under the Securities Act of 1933. The proposed maximum offering price per security will be determined, from time to time, by the Registrant in connection with the sale by the Registrant of the securities registered under this registration statement. There is being registered hereunder an indeterminate number of shares of common stock as may be sold, from time to time; however, in no event will the aggregate offering price of all securities issued from time to time pursuant to this registration statement exceed $100,000,000.
(2)	The Registrant previously paid $153.10 in connection with the filing of the Registrant’s Registration Statement on Form N-2 (File No. 333-288772) with the Securities and Exchange Commission on July 18, 2025.